                                                                       EXHIBIT 8


                                                                  (651) 223-6421

November 20, 2000                                              mcdbri@briggs.com


iNTELEFILM Corporation
5501 Excelsior Boulevard
Minneapolis, Minnesota  55416

         RE: MERGER OF HARMONY HOLDINGS, INC. INTO INTELEFILM CORPORATION FOLLOWING COMPLETION OF INTELEFILM CORPORATION'S OFFER TO EXCHANGE SHARES OF HARMONY HOLDING, INC. COMMON STOCK FOR OUTSTANDING SHARES OF INTELEFILM CORPORATION COMMON STOCK

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of a registration statement and any amendments thereto (the "Registration Statement") on Form S-4, which includes the Prospectus relating to the merger of Harmony Holding, Inc. ("Harmony") with and into iNTELEFILM Corporation or a wholly-owned subsidiary corporation of iNTELEFILM Corporation ("iNTELEFILM") in accordance with the Delaware General Corporation Law (the "Merger") following consummation of iNTELEFILM's offer to exchange one share of common stock of iNTELEFILM for every 13.75 shares of common stock of Harmony (the "Offer"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the letters delivered to Briggs and Morgan Professional Association by iNTELEFILM and Harmony containing certain representations of iNTELEFILM and Harmony relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In our capacity as counsel to iNTELEFILM and Harmony in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to all documents examined by us have acted, and will act, in accordance with the terms of such documents and that the Offer and the Merger will be consummated pursuant to the terms and conditions set forth in the Registration Statement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Representation Letters, are, and at the effective date of the Merger, will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the effective date of the Merger, will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representations, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Offer and the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the effective date of the Merger, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any developments after the effective date of the Merger, in the application or interpretation of the income tax laws of the United States.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Offer and the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Offer or the Merger or any other transaction (including any transaction undertaken in connection with the Offer or the Merger). We express no opinion regarding the tax consequences of the Offer or the Merger to shareholders of Harmony that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Offer or the Merger arising in connection with the ownership of options or warrants for Harmony stock.

         On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Offer and the Merger should be treated as one integrated transaction that will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and
(D). Subject to the additional qualifications set forth immediately following the numbered paragraphs below, the Offer and the Merger should result in the following federal income tax consequences:

         1. Harmony stockholders will recognize no gain or loss as a result of the exchange of their Harmony stock solely for shares of iNTELEFILM common stock pursuant to the Offer or the Merger, except with respect to cash received in lieu of fractional share interests, if any of stock.

         2. The aggregate adjusted tax basis of the shares of iNTELEFILM common stock received by each Harmony stockholder in the Offer or the Merger, including any fractional shares of iNTELEFILM common stock deemed to be received, as described below, will be equal to the aggregate adjusted tax basis of the shares of Harmony stock surrendered.

         3. The holding period of the shares of iNTELEFILM common stock received by each Harmony stockholder in the Offer or the Merger, including any fractional shares of iNTELEFILM common stock deemed to be received as described below, will include the holding period of the shares of Harmony stock exchanged therefor.

         4. A Harmony stockholder who received cash in lieu of a fractional shares of iNTELEFILM common stock will be treated as if the fractional share had been received by such stockholder in the Offer or the Merger and then redeemed by iNTELEFILM in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of iNTELEFILM common stock allocable to the fractional share.

         5. Cash received by Harmony stockholders exercising appraisal rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such stockholder's individual situation.

         6. Neither iNTELEFILM nor Harmony will recognize gain or loss directly as a result of the Offer or the Merger other than any gain which may be recognized by Harmony to the extent the sum of the amount of the Harmony liabilities to be assumed by iNTELEFILM or the merger subsidiary in connection with the Offer and the Merger exceeds the total adjusted basis of the Harmony property to be transferred to iNTELEFILM or the merger subsidiary in connection with the Offer and the Merger.

         7. No opinion is expressed as to any federal income tax consequences of the Offer or the Merger except as specifically set forth herein and no opinion is expressed concerning the federal tax consequences to Harmony of any gain which may be recognized by Harmony to the extent the sum of the amount of the Harmony liabilities to be assumed by iNTELEFILM or the merger subsidiary in connection with the Offer and the Merger exceeds the total adjusted basis of the Harmony property to be transferred to iNTELEFILM or the merger subsidiary in connection with the Offer and the Merger.

         This opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the references to this opinion and the tax consequences of the Offer and the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION



                                    By  /s/ M. Brigid McDonough
                                        ---------------------------------------
                                         M. Brigid McDonough
                                         Shareholder


MBM:jmc